Exhibit 99.1

Scientific Games Reports Third Quarter Revenues of $217 million

Earnings per diluted share of $0.12; $0.24 excluding stock compensation expense and pari-mutuel asset impairment charges

NEW YORK, November 2, 2006—Scientific Games Corporation [Nasdaq:SGMS] today reported third quarter 2006 revenues of $217.4 million, up 10 percent from $196.8 million in the third quarter of 2005. Net income was $11.5 million or $0.12 per diluted share, net of $4.6 million of stock compensation expense and $10.2 million of pari-mutuel asset impairment charges, down from $19.2 million or $0.21 per diluted share in the third quarter of 2005. Non-GAAP adjusted net income before stock compensation expense and asset impairment charges for the third quarter of 2006 was $22.8 million or $0.24 per diluted share, compared to non-GAAP adjusted net income of $24.9 million or $0.27 per diluted share for the third quarter of 2005.

EBITDA (see the following EBITDA definition and reconciliation) for the third quarter of 2006 was $63.8 million, up 32 percent from $48.3 million in the third quarter of 2005. Excluding stock compensation expense and asset impairment charges, adjusted EBITDA increased 24 percent to $68.9 million for the third quarter ended September 30, 2006, compared to adjusted EBITDA of $55.5 million for the third quarter ended September 30, 2005.

For the nine months ended September 30, 2006, revenues increased 15 percent to $665.2 million compared to $578.8 million for the nine months ended September 30, 2005.  Net income was $58.9 million or $0.62 per diluted share, net of $14.0 million of stock compensation expense and $12.2 million of reduction in force and asset impairment charges, compared to $65.0 million or $0.70 per diluted share in 2005. Non-GAAP adjusted net income before stock compensation expense, reduction in force and asset impairment charges was $77.6 million or $0.83 per non-GAAP diluted share for the nine months ended September 30, 2006, compared to non-GAAP adjusted net income of $70.3 million or $0.76 per diluted share for the nine months ended September 30, 2005.

EBITDA increased 22 percent to $191.2 million for the nine months ended September 30, 2006, compared to $156.8 million for the nine months ended September 30, 2005. Excluding stock compensation expense, reduction in force and asset impairment charges, adjusted EBITDA increased 26 percent to $207.4 million for the nine months ended September 30, 2006, compared to adjusted EBITDA of $164.1 million for the nine months ended September 30, 2005.

This is the third quarter in which Scientific Games has reported through its three new reporting segments: Printed Products, Lottery Systems and Diversified Gaming. The acquisition of EssNet AB which closed in March of 2006, was consolidated into the Lottery Systems Group and accounted for approximately $5.8 million of revenue in the third quarter. The acquisition of The Global Draw Limited which closed in April of 2006, was consolidated into the Diversified Gaming Group, and accounted for approximately $21.2 million of revenue in the third quarter.

“Despite the expected summer season slow down, we continue to see strong demand for our instant lottery tickets and services. Printed Products service revenue grew 15 percent in the quarter,” said Lorne Weil, Chairman and CEO of Scientific Games. “Excluding new contract revenue of approximately $1.8 million in the third quarter of 2006 and the Italian instant tickets credits of $1.4 million in the third quarter of 2005, ‘same store’ sales growth was approximately 11 percent.”

Printed Products sales revenue in the third quarter was $10.6 million, a decrease of 37 percent from $16.9 million in the third quarter of 2005. This is primarily due to a decline in phone card sales reflecting a continuing market driven shift to lower priced products. Printed Products sales margins were down 58 percent, due to pricing pressure and decreased economies of scale.

“International instant ticket growth continues to be driven by Italy, where we are now experiencing record sales of approximately 90 million Euros per week. Additionally, it appears that the German lottery monopoly decision will be decided by year end, so 2007 should be an exciting year for instant tickets in Germany. We are also encouraged by the number of Deal Or No Deal® licensed games in the fourth quarter, and Major League Baseball® orders coming in for next year. We continue to believe that content is an important driver of our growth strategy and expect exciting new content opportunities to materialize in the coming months. Further, we see Asia as a more imminent source of greenfield growth in 2007.”

“Lottery Systems Group service revenue grew at an impressive 20 percent during the third quarter,” added Weil. “Excluding new contract and EssNet service revenues of approximately $6.2 million, ‘same store sales’ growth was approximately 6 percent. Profitability levels for EssNet, Colorado, Catalunya and Oklahoma continue to be a drag on margins. However, plans already in place for the coming quarters are expected to yield continuing margin expansion.”

Lottery Systems sales revenue was $7.2 million, a decrease of 67 percent from $21.8 million in the third quarter of 2005. This is primarily due to the absence of a one-time sale of Instant Ticket Vending Machines (ITVMs) to Pennsylvania that accounted for  $16.1 million of revenue in the third quarter of 2005.

“Diversified Gaming Group service revenue grew 65 percent, largely due to the addition of Global Draw. Although revenues and margins were virtually flat in our pari-mutuel business, we expect to see margin improvement due to cost reduction initiatives, the successful launches of both the East and West Coast Quantum Data Centers (QDCs), and a growing number of our customers migrating to the QDCs.”

In the third quarter of 2006 we recorded asset impairment charges of approximately $10.2 million of pari-mutuel charges in the Diversified Gaming Group to write-off hardware and software which has been made obsolete by the roll-out of our new BetJet® terminals, the two new Quantum Data Centers, and hardware write-offs on certain under-performing contracts. These charges are expected to result in an annual reduction of depreciation and amortization of approximately $2.2 million going forward.

Business development was strong in the quarter, including a contract with Shell Oil in their “Million Gallon Giveaway” promotion and the contract for a new internet system to purchase lottery tickets for Lotterie-Treuhandgesellschaft mbH, the state lottery of Hessen in Germany. We also received instant ticket contract renewals from South Carolina and Massachusetts, two of our most important customers. In October, Global Draw received an important contract extension from its largest UK betting shop customer Coral, positioning the division for significant growth both in the UK and abroad.

Weil concluded, “Despite our business development success, we continue to be focused on improving the Company’s operational performance. In October, we initiated a company wide personnel cost reduction initiative which we expect will cost approximately $11.0 million in termination pay, but which is expected to result in an ongoing annual benefit of approximately $18.0 million. These costs will be charged against earnings in the fourth quarter of 2006. We will discuss these items in further detail on our conference call tomorrow.”

Stock Repurchase Program

In addition, on November 2, 2006, the Company’s Board of Directors approved a stock repurchase program under which the Company is authorized to repurchase, from time to time in the open market through December 31, 2007, shares of its outstanding common stock in an aggregate amount up to $200 million. Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The timing and amount of purchases will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors.  The stock repurchase program may be suspended or discontinued at any time.

Conference Call Details

Scientific Games Corporation invites you to join its conference call tomorrow at 8:30 a.m. EST. To access the call live via webcast please visit www.scientificgames.com and click on the webcast link. To access the call by telephone, please dial (888) 396-2298 (US & Canada) or (617) 847-8708 (International) fifteen minutes before the start of the call. The Conference ID# is 51160350. The call will be archived for replay on the Company’s website for 30 days under the “Investors” tab.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, a leading supplier of fixed odds betting terminals and systems, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•                  economic, competitive, demographic, business and other conditions in our local and regional markets;

•                  changes or developments in the laws, regulations or taxes in the gaming, racing and lottery industries;

•                  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, employees and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•                  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•                  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•                  an inability to renew or early termination of our contracts;

•                  an inability to engage in future acquisitions;

•                  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•                  resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect.  We will not update forward-looking statements even though our situation may change in the future.

Convertible Debentures

During the third quarter of 2006, the average price of our common stock exceeded the specified conversion price of $29.10 of our Convertible Debentures. Because of this, an additional 678,000 shares and 1,167,000 shares of common stock have been included in our weighted average number of diluted shares for the third quarter and nine months of

2006, respectively. Although we purchased a hedge in December 2004 to mitigate the potential economic dilution of the underlying Convertible Debenture shares, we are precluded from reflecting this hedge in our GAAP weighted average number of diluted shares because the effect would be anti-dilutive. Upon conversion of the debentures, the dilutive share count will revert to the true economic number.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.

Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this document may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this document should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

Contact Information:

Investor Relations—Scientific Games Corporation—(212) 754-2233

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2005 and 2006

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2006
Operating revenues:
Services	$155,925	198,921
Sales	40,899	18,469
	196,824	217,390
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	86,956	107,265
Cost of sales (exclusive of depreciation and amortization)	30,064	13,406
Selling, general and administrative expenses	31,489	34,676
Depreciation and amortization	17,130	36,424
Operating income	31,185	25,619
Other deductions:
Interest expense	7,139	12,154
Equity in net (income) loss of joint ventures	60	(1,722)
Other (income) loss	(530)	10
	6,669	10,442
Income before income tax expense	24,516	15,177
Income tax expense	5,331	3,650
Net income	$19,185	11,527

Basic and diluted net income per share:
Basic net income	$0.21	0.13
Diluted net income	$0.21	0.12
Weighted average number of shares used in per share calculations:
Basic shares	89,689	91,346
Diluted shares	92,890	94,433

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2005 and 2006

(Unaudited, in thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2006
Operating revenues:
Services	$472,546	590,113
Sales	106,258	75,043
	578,804	665,156
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	259,637	320,808
Cost of sales (exclusive of depreciation and amortization)	75,841	57,198
Selling, general and administrative expenses	84,942	102,414
Depreciation and amortization	48,724	79,241
Operating income	109,660	105,495
Other deductions:
Interest expense	20,361	30,471
Equity in net (income) loss of joint ventures	1,558	(6,455)
Other income	(1,252)	(859)
	20,667	23,157
Income before income tax expense	88,993	82,338
Income tax expense	24,029	23,464
Net income	$64,964	58,874

Basic and diluted net income per share:
Basic net income	$0.73	0.65
Diluted net income	$0.70	0.62
Weighted average number of shares used in per share calculations:
Basic shares	89,118	90,909
Diluted shares	92,293	94,795

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2005 and September 30, 2006

(Unaudited, in thousands)

	December 31,	September 30,
	2005	2006

Assets:
Cash and cash equivalents	$38,942	37,817
Other current assets	215,611	293,708
Property and equipment, net	366,219	432,417
Long-term assets	551,741	865,281
Total assets	$1,172,513	1,629,223

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,055	3,256
Other current liabilities	135,307	171,477
Long-term debt, excluding current portion	574,680	878,515
Other long-term liabilities	69,638	76,539
Stockholders’ equity	386,833	499,436
Total liabilities and stockholders’ equity:	$1,172,513	1,629,223

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2005 and 2006
 (Unaudited, in thousands)

	Three Months Ended September 30, 2005
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals
Service revenues	$42,318	79,107	34,500	155,925
Sales revenues	21,760	16,854	2,285	40,899
Total revenues	64,078	95,961	36,785	196,824
Cost of services (1)	21,700	40,669	24,587	86,956
Cost of sales (1)	15,742	12,185	2,137	30,064
Selling, general and administrative expenses	7,159	10,698	6,472	24,329
Depreciation and amortization (2)	8,829	4,547	3,460	16,836
Segment operating income	$10,648	27,862	129	38,639
Unallocated corporate expense				7,454
Consolidated operating income				$31,185

	Three Months Ended September 30, 2006
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals
Service revenues	$50,877	91,135	56,909	198,921
Sales revenues	7,205	10,619	645	18,469
Total revenues	58,082	101,754	57,554	217,390
Cost of services (1)	27,937	46,906	32,422	107,265
Cost of sales (1)	3,846	8,656	904	13,406
Selling, general and administrative expenses	7,284	10,894	5,170	23,348
Depreciation and amortization (2)	13,270	6,640	16,247	36,157
Segment operating income	$5,745	28,658	2,811	37,214
Unallocated corporate expense				11,595
Consolidated operating income				$25,619

(1)          Exclusive of depreciation and amortization

(2)          Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2005 and 2006
 (Unaudited, in thousands)

	Nine Months Ended September 30, 2005
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals

Service revenues	$125,096	246,050	101,400	472,546
Sales revenues	46,579	53,518	6,161	106,258
Total revenues	171,675	299,568	107,561	578,804
Cost of services (1)	63,139	126,300	70,198	259,637
Cost of sales (1)	31,928	39,073	4,840	75,841
Selling, general and administrative expenses	20,037	30,206	13,505	63,748
Depreciation and amortization (2)	23,764	13,365	10,736	47,865
Segment operating income	$32,807	90,624	8,282	131,713
Unallocated corporate expense				22,053
Consolidated operating income				$109,660

	Nine Months Ended September 30, 2006
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals
Service revenues	$160,253	285,329	144,531	590,113
Sales revenues	34,313	36,558	4,172	75,043
Total revenues	194,566	321,887	148,703	665,156
Cost of services (1)	89,304	145,892	85,612	320,808
Cost of sales (1)	24,299	28,635	4,264	57,198
Selling, general and administrative expenses	22,812	33,099	12,145	68,056
Depreciation and amortization (2)	34,804	17,966	25,742	78,512
Segment operating income	$23,347	96,295	20,940	140,582
Unallocated corporate expense				35,087
Consolidated operating income				$105,495

(1)          Exclusive of depreciation and amortization

(2)          Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF NON-GAAP ADJUSTED NET INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006

Income before income tax expense	$24,516	15,177	88,993	82,338
Add: Lottery Systems Group reduction in force charges	—	—	—	1,336
Add: Printed Products Group defective ticket charges	2,207	—	2,207	—
Add: Pari-mutuel restructuring charges	5,080	—	5,080	—
Add: Stock compensation	—	4,591	—	14,035
Add: SERP termination and EssNet interest charges	—	—	—	576
Add: Pari-mutuel asset impairment charges	—	10,240	—	10,240
Non-GAAP net income before income tax expense	31,803	30,008	96,280	108,525
Non-GAAP income tax expense	6,916	7,201	25,996	30,930
Non-GAAP adjusted net income	$24,887	22,807	70,284	77,595

Diluted non-GAAP net income per share	$0.27	0.24	0.76	0.83
Diluted GAAP net income per share	$0.27	0.24	0.76	0.82
Weighted average number of shares used in per share calculation	92,890	94,433	92,293	94,795
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	—	678	—	1,167
Non-GAAP weighted average number of shares used in per share calculation	92,890	93,755	92,293	93,628

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006

Net income	$19,185	11,527	64,964	58,874
Add: Income tax expense	5,331	3,650	24,029	23,464
Add: Depreciation and amortization expense	17,130	36,424	48,724	79,241
Add: Interest expense, net of other income	6,609	12,164	19,109	29,612
EBITDA	$48,255	63,765	156,826	191,191

Add: Lottery Systems Group reduction in force charges	—	—	—	1,336
Add: Stock compensation	—	4,591	—	14,035
Add: Printed Products Group defective ticket charges	2,207	—	2,207	—
Add: Pari-mutuel restructuring charges	5,080	—	5,080	—
Add: SERP termination charges	—	—	—	313
Add: Pari-mutuel asset impairment charges	—	509	—	509
Adjusted EBITDA	$55,542	68,865	164,113	207,384